March 18, 1998

Hvide Marine Incorporated
Hvide Capital Trust
2200 Eller Drive
Port Everglades Station
Ft. Lauderdale, Florida  33316

Re:      Hvide Marine Incorporated
         Registration Statement on Form S-4 (File No. 333-42039)

Ladies and Gentlemen:

We are delivering this opinion in connection with the Registration Statement, relating to the Company's offer to exchange its registered 83/8% Senior Notes due 2008 ("New Notes") for its $300 million of 83/8% Senior Notes due 2008, sold in transactions exempt from registration under Rule 144A and Regulation S ("Old Notes" and together with the New Notes the "Notes") and guarantees of the Notes issued by substantially all of the Company's subsidiaries (the "Guarantees"), which securities have been or will be issued pursuant to an Indenture dated February 19, 1998 (the "Indenture").

Based upon and subject to the foregoing, we are of the opinion that:

         1. The New Notes have been duly authorized by the Company, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. The Guarantees have been duly authorized by each subsidiary of the Company issuing a guarantee under the Indenture, and are valid and binding obligations of such subsidiaries, enforceable against them in accordance with their terms.

These opinions are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

To the extent that the obligations of the Company or its subsidiaries under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the


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Hvide Marine Incorporated
March 18, 1998
Page 2


Indenture Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Indenture Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Indenture Trustee and constitutes the legally valid, binding and enforceable obligation of the Indenture Trustee enforceable against the Indenture Trustee in accordance with its terms; that the Indenture Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Indenture Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to this firm under the heading "Legal Matters" in the Registration Statement.

Very truly yours,



/s/ Dyer Ellis & Joseph